UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 19, 2004

_________________

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 880-6500

Item 5.   Other Events and Regulation FD Disclosure.

        On April 19, 2004, Enterprise Products Partners L.P. (“Enterprise”) and its general partner, Enterprise Products GP, LLC, and affiliates of El Paso Corporation (“El Paso”) amended their agreement with respect to the ownership of Enterprise’s general partner upon the completion of the merger of Enterprise and GulfTerra Energy Partners, L.P. (“GulfTerra”).

        In connection with the original transaction documents dated December 15, 2003, El Paso was to contribute its 50-percent ownership interest in GulfTerra’s general partner, GulfTerra Energy Company, L.L.C., to Enterprise’s general partner, in exchange for a 50-percent ownership interest in Enterprise’s general partner. Under the amended transaction, El Paso will still contribute its 50-percent ownership interest in GulfTerra’s general partner to Enterprise’s general partner, but in exchange will receive only a 9.9-percent ownership interest in Enterprise’s general partner and $370 million in cash. The remaining 90.1-percent ownership interest in the Enterprise general partner will continue to be owned by affiliates of privately-held Enterprise Products Company, which is controlled by Dan L. Duncan, the current Chairman of Enterprise’s general partner. The funds for the $370 million payment to El Paso will be provided by affiliates of Enterprise Products Company.

        The remaining transactions with respect to the merger of Enterprise and GulfTerra are unchanged. These include:

•	the subsequent contribution of the remaining 50-percent ownership interest in the GulfTerra general partner from Enterprise’s general partner to Enterprise (Enterprise currently owns a 50-percent interest in GulfTerra’s general partner.);

•	the payment of $500 million in cash from Enterprise to El Paso for approximately 13.8 million units, which include 2.9 million GulfTerra common units and all of the GulfTerra Series C units owned by El Paso;

•	the exchange of 1.81 Enterprise common units for each GulfTerra common unit owned by GulfTerra’s unitholders, including the remaining approximately 7.5 million GulfTerra common units owned by El Paso; and

•	the purchase of nine South Texas natural gas processing plants by Enterprise from El Paso for approximately $150 million in cash.

        The completion of the Enterprise and GulfTerra merger is subject to the approval of the unitholders of both Enterprise and GulfTerra along with customary regulatory approvals including that under the Hart-Scott-Rodino Antitrust Improvements Act.

        El Paso, through its 9.9-percent ownership interest in the Enterprise general partner, will have protective veto rights on certain transactions and the right to exchange its general partner interest for Enterprise common units on a “cash-flow neutral” basis after the six-month anniversary of the transaction. This amendment and El Paso’s ownership interest in the general partner will maintain the independence and credit separation objectives between Enterprise and privately-held Enterprise Products Company that were achieved in the original transaction.

        The ultimate board of directors of the general partner of Enterprise will consist of seven directors, a majority of which will be independent directors under the criteria established by the New York Stock Exchange. The remaining three directors will be Dan L. Duncan, O.S. Andras, and Robert G. Phillips, the current Chairman and Chief Executive Officer of GulfTerra’s general partner.

        Amendment No. 1 to the Parent Company Agreement (the “Amendment”) and the April 20, 2004 press release announcing the signing of the Amendment are hereby filed as Exhibits 2.1 and 99.1, respectively, to this Current Report on Form 8-K.

Item 7.   Financial Statements and Exhibits.

(c)         Exhibits.

2.1	Amendment No. 1 to Parent Company Agreement, dated as of April 19, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (including the forms of Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, Exchange and Registration Rights Agreement and Performance Guaranty, to be entered into by the parties named therein in connection with the merger of Enterprise and GulfTerra, attached as Exhibits 1, 2 and 3, respectively, thereto).

99.1	Press release dated April 20, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P. (Registrant)

By:	Enterprise Products GP, LLC, as general partner

By:	/s/ Michael J. Knesek
Michael J. Knesek Vice President, Controller and Principal Accounting Officer

Date: April 21, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amendment No. 1 to Parent Company Agreement, dated as of April 19, 2004, by and among Enterprise Products Partners L.P., Enterprise Products GP, LLC, Enterprise Products GTM, LLC, El Paso Corporation, Sabine River Investors I, L.L.C., Sabine River Investors II, L.L.C., El Paso EPN Investments, L.L.C. and GulfTerra GP Holding Company (including the forms of Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, Exchange and Registration Rights Agreement and Performance Guaranty, to be entered into by the parties named therein in connection with the merger of Enterprise and GulfTerra, attached as Exhibits 1, 2 and 3, respectively, thereto).

99.1	Press release dated April 20, 2004.